JOHN HUPP
                               AND
               DEVELOPED TECHNOLOGY RESOURCE, INC.


     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, effective
October 1, 1998, is made by and between John Hupp ("Executive") and Developed Technology Resource, Inc. ("DTR"), a Minnesota corporation.

     WHEREAS, DTR desires the services of Executive to assist DTR in its operations as provided herein, and Executive has agreed to provide such services;

     NOW, THEREFORE, DTR and Executive, in consideration of the mutual promises and covenants contained herein, agree as follows:

     1. EMPLOYMENT. DTR agrees to employ Executive as its President. Executive hereby accepts such employment. Executive will serve DTR under the direction of its Board of Directors.

     2. EXCLUSIVITY OF SERVICES. Executive will devote his best efforts to the performance of his duties hereunder as a full time employee of DTR. Executive will not, without the written consent of the Board of Directors of DTR, engage in any activity which conflicts or interferes with the performance of his duties hereunder. Executive warrants that there exist no undisclosed written or oral arrangements preventing his exclusive service to DTR, and that he has not made any undisclosed commitment or performed any undisclosed act, and will not make any commitment or perform any act, in conflict with the exclusive nature of his duties to DTR.

     3. TERM. This Employment Agreement shall have a term expiring on September 30, 2001, subject to earlier termination under Section 8 hereof.

     4. COMPENSATION. In consideration of Executive's acceptance of continued employment and performance of duties under this Employment Agreement, including, but not limited to the provisions of Sections 5, 6 and 7, DTR shall pay to Executive the following Compensation:
          (a) Salary. Executive shall be paid a salary at a gross annual rate of One Hundred Ten Thousand Dollars ($110,000.00) per annum. The Board of Directors of DTR may, in its discretion, increase Executive's salary. Salary payments hereunder shall be made in the same manner and number as are the salary payments of other senior executives of DTR and shall be subject to required payroll tax withholding and other deductions authorized by Executive.

          (b)  Bonuses.  The Board of Directors of DTR may grant
          Executive one or more bonuses in its discretion.

          (c) Benefits. Executive shall, for each fiscal year this Employment Agreement remains effective, be entitled to paid vacations, health plans, pension plans, stock purchase plans, profit sharing plan, automobile allowance, and any other benefit plans, on the same terms as such benefits are available generally to other senior executives of DTR.
          (d) Expense Reimbursement. DTR will pay or reimburse Executive for all reasonable and necessary out-ofpocket expenses incurred by him in the performance of his duties under this Employment Agreement, subject to the presentation of appropriate vouchers in accordance with DTR' normal policies for expense verification.

     5. COVENANT NOT TO COMPETE. In partial consideration of the Compensation paid under this Employment Agreement, Executive agrees that during the term of this Employment Agreement and for a period of one (1) year following the termination of his employment, whether voluntary or involuntary, he shall not, either personally, or through an employer, firm, agent, servant, employee, partner, shareholder, representative, affiliate, or any other entity:

          (a) solicit, do business with, or deliver products or services which compete with the business, products or services of DTR to any person or entity who was a client or customer of DTR or was in any way associated with DTR as of the date of Executive's termination or at any time during the twelve (12) months immediately preceding such termination, without the prior written consent of DTR,

          (b) employ or offer to employ any individual employed by DTR or in any way associated with DTR within the four (4) months preceding the termination of Executive's employment; or request, advise or entice any such individual to leave the employment of DTR or disassociate from DTR, without the prior written consent of DTR, provided that any involuntary termination must be in compliance with this Employment Agreement, including the provisions of
Section 8(b). Executive further agrees that in the event he breaches any of the covenants contained in this Section 5, irreparable injury will result to DTR, that DTR's remedy at law will be inadequate, and that DTR will be entitled to an injunction to restrain the continuing breach of this Employment Agreement by Executive, his partners, agents, servants, employees, or representatives, or any other persons or entities acting for or with him. DTR shall, without limitation, be entitled to damages, reasonable attorneys fees, and all other costs and expenses incurred in connection with the enforcement of this Section 5, in addition to any other rights or remedies which DTR may have at law or in equity. DTR may waive the application of this section for good cause.


     6.   NONDISCLOSURE OF INFORMATION.

          (a) Executive agrees that any information related to the business of DTR, or any of its clients, customers or associated entities, and acquired by Executive during his employment by DTR shall be regarded as confidential and solely for the benefit of DTR. Executive shall not, except as necessary in the ordinary course of conducting business for DTR, use such information himself or disclose such information to any other person, directly or indirectly, either during the term of this Employment Agreement or at any time thereafter, without the prior written consent of DTR.
          (b) Executive shall not remove any records or documents from the premises of DTR, or any of its clients, customers or associated entities, in either original, duplicate, or copied form, except as necessary in the ordinary course of conducting business for DTR. Executive shall immediately deliver to DTR, upon termination of employment with DTR, or at any other time upon DTR's request, any such records or documents in Executive's possession or control.

     7.   INVENTIONS.
          (a) "Inventions," as used in this Section 7, means any discoveries, improvements and ideas (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that Executive makes, authors, or conceives (either alone or with others) and that:
                    (i) concern directly DTR's business or DTR's present or demonstrably anticipated future research or development;
                    (ii) result from any work Executive performs
               for DTR;
                    (iii)     use DTR's equipment, supplies,
               facilities, or trade secret information; or
                    (iv) Executive develops during the time
               Executive is performing employment duties for DTR;
          (b) Executive agrees that all Inventions made by Executive during or within six months after the term of this Agreement will be DTR's sole and exclusive property. Executive will, with respect to any
          Invention:
                    (i)  keep current, accurate, and complete
               records, which will belong to DTR;
                    (ii) promptly and fully disclose the
               existence and describe the nature of the Invention to DTR in writing (and without request);
                    (iii)     assign (and Executive does hereby
               assign) to DTR all of his rights to the Invention, any applications he makes for patents or copyrights in any country, and any patents or copyrights granted to him in any country; and
                    (iv) acknowledge and deliver promptly to DTR
               any written instruments and perform any other acts necessary in DTR's opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in DTR.

     The requirements of this subsection 7(b) do not apply to an Invention for which no equipment, supplies, facility or trade secret information of DTR was used and which was developed entirely on Executive's own time, and (1) which does not relate directly to DTR's business or to DTR's actual or demonstrably anticipated research or development, or (2) which does not result from any work Executive performed for DTR. Except as previously disclosed to DTR in writing, Executive does not have, and will not assert, any claims to or rights under any Inventions as having been made, conceived, authored or acquired by Executive prior to his employment by DTR. With respect to any obligations performed by Executive under this subsection 7(b) following termination of employment, DTR will pay Executive reasonable hourly compensation (consistent with the last Base Salary) and will pay or reimburse all reasonable out-of-pocket expenses.

     8.   TERMINATION.
          (a) Executive's employment shall be terminated under any of the following circumstances:
                    (i)  Immediately, if Executive has breached
               this Employment Agreement in any material respect, and such breach is not cured by Executive, or is not capable of being cured by Executive, within 30 days after written notice of such breach is delivered to Executive;
                    (ii) Immediately, in the event of (1)
               Executive's conviction of a felony or crime involving moral turpitude or immoral conduct that is reasonably likely to affect adversely the business of DTR, or the goodwill associated therewith, or (2) the bankruptcy of DTR;
                    (iii)Voluntary termination by Executive;
                    (iv) Upon the death or total disability of
               Executive.
          (b) In the event that Executive's employment is voluntarily terminated pursuant to Section 8(a)(iii) above, or is involuntarily terminated pursuant to subsections (i)-(ii) of Section 8(a) above, Executive shall not be entitled to any Compensation following such termination.
          (c) If Executive's employment is terminated pursuant to Section 8(a)(iv), Executive and/or his surviving spouse and dependents, if any, otherwise his estate, shall receive the salary in the amount and manner set forth in Section 4(a) hereof and the benefits set forth in Section 4(c) (to the extent allowed by law) for a twelve month period following the termination.
          (d) In the event that Executive's employment is terminated for any reason other than those set forth in subsections (i)-(iv) of Section 8(a) above, Executive shall receive the salary in the amount and manner set forth in Section 4(a) hereof and the benefits set forth in Section 4(c) hereof (to the extent allowed by law) for a twelve month period following the termination. DTR may satisfy this obligation by continuing to make the regular payroll payments for the term rather than a lump sum payment.
          (e) Nothing in this Section 8 shall be construed to affect Executive's entitlement to be paid for vacation, salary or benefits earned and unpaid at the time his employment is terminated.
          (f) Notwithstanding any termination of this Employment Agreement by any party and for any reason, in consideration of his employment hereunder to the date of such termination, Executive shall remain bound by the provisions of this Employment Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment, except as specifically provided otherwise in this Agreement.

     9. CONSENT TO VENUE AND JURISDICTION. Executive consents to venue and jurisdiction in the District Court of Hennepin County, State of Minnesota, and in the United States District Court for the District of Minnesota, and to service of process under Minnesota law, in any action commenced to enforce this Agreement.

     10. FOODMASTER L.L.C. MANAGEMENT AGREEMENT OBLIGATIONS. As long as the Amended and Restated Management Agreement between DTR and FoodMaster International L.L. C. dated September 11, 1998, a copy of which is attached as Exhibit A, is in effect, Executive agrees to be bound by the Noncompetition obligations of Section 5(b) and the Shareholder Agreement obligations of Section 14 thereof, which sections are specifically incorporated herein by reference.

     11.  ENTIRE AGREEMENT.  This Agreement supersedes the
Employment Agreement dated September 30, 1996, and constitutes the entire agreement between the parties. This Agreement may not be amended or modified except by mutual written agreement of DTR and Executive.

     12. SUCCESSORS AND ASSIGNS. Subject to the provisions herein, the benefits and obligations of this Agreement shall be binding upon and inure to the successors and assigns of DTR.

     13. GOVERNING LAW. This Employment Agreement shall be construed under and governed by the laws of the State of Minnesota.

     14. NOTICE. Any notice or other communications required or permitted to be given to the parties hereto shall be deemed to have been given on the third (3rd) day following deposit in the United States mail, postage prepaid, and addressed to the appropriate party at the address of such party as may be, from time to time, provided in writing to the other.

     15.  SEVERABILITY.  If any provisions of this Employment
Agreement shall, for any reason, be adjudged to be void, invalid or unenforceable by a court of law, the remainder of this Employment Agreement shall nonetheless continue and remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement.

                             DEVELOPED TECHNOLOGY RESOURCE, INC.

Dated: _____________________       By /s/ Roger Schnobrich
                                   Its    Director

Dated: _____________________       By /s/ John P. Hupp
                                        "Executive"